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                        CONSENT OF INDEPENDENT AUDITORS


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 1996 (with respect to Note 1 April 16, 1996 and with respect to Note 11D March 29, 1996) relating to the consolidated financial statements of Bigmar, Inc. and Subsidiaries and our report dated March 25, 1996 relating to the financial statements of Bioren SA, which are contained in that Prospectus.


     We also consent to the references to us under the caption 'Experts' in the Prospectus and in the paragraph above the selected financial and operating data.

                                          RICHARD A. EISNER & COMPANY, LLP


New York, New York
May 30, 1996


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